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                                                                    Exhibit 99.2

CONTACT:                                        FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                      BLYTH, INC. OUTLINES 2ND QUARTER AND
                       INCREASES FISCAL YEAR 2002 GUIDANCE
          COMPANY ANTICIPATES CONTINUED IMPROVEMENTS IN KEY BUSINESSES


GREENWICH, CT, USA, June 4, 2002: Blyth, Inc. (NYSE:BTH), today announced that, based on management's expectations at this time, it anticipates reporting second quarter Earnings Per Share of $0.38 - $0.40 versus $0.27 in the same period a year ago. For the full year, excluding the effect of the newly-effective SFAS 142, management presently anticipates that Earnings Per Share will be in excess of $1.95. The change in accounting principles effected by SFAS 142 is expected to reduce Blyth's full-year Earnings Per Share by $0.10.

Several factors influence second quarter and full year Earnings Per Share guidance. Last year's second quarter Earnings Per Share were negatively impacted by an unusual $0.08 per share charge related to a decrease in the realizable value of mass market inventory following a timing change in a program pursuant to which Blyth supplied products to Wal-Mart, as well as several significant mass channel customer bankruptcies. Secondly, improvements in the Company's PartyLite direct sales business seen in recent quarters are expected to continue into the second quarter. Third, CBK, Ltd., LLC., which Blyth acquired on May 10, 2002, is expected to be accretive to second quarter and full year results. Finally, last year's second quarter results included approximately $0.03 cents per share from a one-time sale of marketable securities and $0.01 per share for amortization of goodwill, which ceased at Blyth's fiscal year-end due to the newly-effective accounting standard.

Commenting on the earnings projections, Robert B. Goergen, Chairman of the Board and CEO, said, "We remain on track towards achieving our year-end objectives following better than expected first quarter results. We believe that continued improvement at PartyLite, better execution in our consumer wholesale Candles and Home Fragrance businesses, profitable growth of our Creative Expressions businesses and strategic acquisitions such as CBK will all contribute to solid sales and earnings growth and enhanced shareholder value this fiscal year."

The Company also reiterated its expectations for cash flow from operations for fiscal year 2003, which is expected to be in excess of $110 million.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and

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other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware products under the CBK(TM) brand, seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended January 31, 2002 totaled approximately $1,199 million.

Blyth, Inc. can be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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